UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2013

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities

As previously reported by The Greenbrier Companies, Inc. (the “Company”), on June 10, 2009, the Company issued Warrants to purchase an aggregate of 3,276,566 shares of Company Common Stock to WLR Recovery Fund IV, L.P. (“Recovery Fund”) and WLR IV Parallel ESC, L.P. (“Parallel Fund” and together with Recovery Fund, the “Holders”) pursuant to a Warrant Agreement, dated as of June 10, 2009, with Recovery Fund, Parallel Fund and the other holders from time to time party thereto (the “Warrant Agreement”). On July 10, 2013, the Holders exercised their remaining Warrants not previously exercised to purchase 1,154,672 shares of Common Stock in a cashless net exercise as provided for in the Warrant Agreement, which resulted in the issuance to the Holders of an aggregate of 862,400 shares of Common Stock. As these Warrants were exercised in a cashless net exercise pursuant to the Warrant Agreement, there were no net proceeds to the Company. 431,200 shares of Common Stock issued upon the exercise have been sold by the Holders, who continue to hold the remaining 431,200 shares.

The Holders no longer own any Warrants to purchase shares of the Company’s Common Stock. Wendy Teramoto, who is Managing Director of WL Ross & Co., will continue to serve on the Company’s Board of Directors. The Company is relying on the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, or Rule 506 promulgated thereunder, based on representations to the Company made by the Holders.

Item 8.01	Other Events

The Company issued the attached press release dated July 15, 2013 announcing the exercise of certain warrants. A copy of the press release is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 15, 2013 of The Greenbrier Companies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: July 15, 2013	By:	/s/ Martin R. Baker
Martin R. Baker Senior Vice President, General Counsel and Chief Compliance Officer

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